AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&T BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1434426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Philadelphia Street

Indiana, Pennsylvania 15701

(800) 325-2265

(Address, including zip code and telephone number of Principal Executive Offices)

ROBERT E. ROUT

SENIOR EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

AND SECRETARY

S&T BANCORP, INC.

800 PHILADELPHIA STREET

INDIANA, PENNSYLVANIA 15701

(800) 325-2265

Fax. No. (724) 465-1847

(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)

WITH A COPY TO:

ROBERT B. OTT

ARNOLD & PORTER LLP

1600 TYSONS BLVD.

SUITE 900

MCLEAN, VA 22102

(703) 720-7005

Fax. No. (703) 720-7399

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee
Common Stock $2.50 Par Value	500,000 shares	$33.545	$16,772,500	$659.16

*	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low price of shares of Common Stock of the Registrant as of December 26, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429, the prospectus included in this Registration Statement is combined with the prospectus relating to shares of common stock registered on Form S-3 Registration Statement No. 333-113714 previously filed by the registrant. Upon its effectiveness, this Registration Statement will constitute Post-Effective Amendment No. 1 to such previously filed registration statement.

SUBJECT TO COMPLETION, DATED JANUARY 2, 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

S&T BANCORP, INC.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

500,000 SHARES OF COMMON STOCK

($2.50 Par Value)

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of S&T Bancorp, Inc. (“S&T”) provides existing shareholders of our common stock, $2.50 par value per share (“Common Stock”), and interested new investors with a convenient and cost effective method to purchase shares of our Common Stock. Existing shareholders of Common Stock (“Shareholders”) may purchase additional shares by reinvesting cash dividends received on all of their holdings of Common Stock or by making additional cash purchases of Common Stock (“Additional Investments”). Interested investors who are not currently Shareholders may make initial cash purchases of Common Stock (an “Initial Investment”). The price to be paid for each share of Common Stock will be at a price equal to the market value of the Common Stock, determined as provided in the Plan.

Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares, shares held in treasury or shares purchased in the open market. Any open market purchases will be made through an independent agent we select. To the extent required by state securities laws in certain jurisdictions, offers under the Plan to persons who are not currently Shareholders must be only through a registered broker / dealer. Our stock is listed on the Nasdaq Global Select Market and trades under the symbol “STBA.”

Investing in our securities involves risks. Before investing in our securities, you should carefully read the information set for in our discussion of “Risk Factors” beginning on page 2 as well as the risk factors described in our Securities Exchange Act filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Summary of the Plan :

•	If you are a registered Shareholder, you may elect to participate in the Plan immediately.

•

You may enroll in the Plan even if you are not currently a Shareholder by investing at least $250.00 and not more than $5,000.00 or by authorizing the Plan Administrator to automatically deduct at least five $50.00 monthly payments from your U.S. bank account. There is a service fee (described in Question 7) for making the Initial Investment; however, this service fee will be waived if you set up your account for automatic monthly investment through electronic funds transfer.

•	Dividends on all your Plan shares automatically will be reinvested in Common Stock.

•	You can make Additional Investments at any time of at least $50.00, up to a maximum of $5,000 per month.

•

You will be charged a maintenance fee, if the fair market value of your account is less than $250.00 at the end of any calendar quarter. However, this fee will be waived if your account is set up for automatic monthly investments through electronic funds transfer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully before investing and retain it for your future reference.

The date of this prospectus is January 2, 2009.

i

THE COMPANY

Business Summary

S&T Bancorp, Inc. (“S&T”) was incorporated on March 17, 1983, under the laws of the Commonwealth of Pennsylvania, as a bank holding company and is headquartered in Indiana, Pennsylvania. S&T provides a full range of financial services through a branch network of 55 offices located in Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania. S&T provides full service retail and commercial banking products as well as cash management services; insurance; financial and estate planning; estate and trust administration; investment management; employee benefit services and administration; corporate services and other fiduciary services. S&T’s common stock trades on the Nasdaq Global Select Market under the symbol “STBA.”

On June 6, 2008, S&T completed its acquisition of IBT Bancorp, Inc. (“IBT’), pursuant to an Agreement and Plan of Merger, by and between S&T and IBT, dated December 16, 2007 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, which was approved by the shareholders of IBT on May 13, 2008, IBT was merged with and into S&T, with the S&T being the surviving corporation (the “Merger”). In connection with the Merger, IBT shareholders received for each share of IBT common stock they hold, at their election, either $31.00 in cash or 0.93 of a share of S&T common stock. IBT shareholders could elect to receive all cash, all S&T common stock, or a combination of cash and S&T common stock for their shares of IBT common stock, subject to the allocation procedures described in the Merger Agreement. Holders of options to purchase IBT common stock had their stock options cancelled for a cash payment equal to the difference between $31.00 and the exercise price per share for each such stock option, which IBT paid immediately prior to the merger.

S&T issued a total of 2,751,749 shares of S&T common stock at a recorded fair value of $91.7 million and paid a total of $75.1 million in cash to the former IBT shareholders.

Recent Government Regulation

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “Act”) was signed into law. The Act allocates up to $700 billion towards purchasing and insuring troubled assets held by financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. The Act establishes the basic framework and policy goals, and vests with the United States Treasury Department (“UST”) the authority to carry out the Act’s purpose. On October 14, 2008, UST announced a voluntary Trouble Asset Relief Purchase Program (the “Program”) whereby UST will purchase senior preferred shares from qualifying United States financial institutions. Each participating institution may sell an amount of senior preferred shares ranging from 1.0% to 3.0% of its risk-weighted assets. The preferred shares are generally nonvoting, pay an initial dividend rate of 5.0% per year for the first five years increasing to 9.0% per year after year five, and are callable at par after three years or sooner with the proceeds of a qualifying offering of Tier 1 perpetual preferred stock or common stock for cash. UST will receive warrants to acquire common stock from the participating institution having an aggregate market price equal to 15.0% of the amount of capital invested by UST in the senior preferred shares and an exercise price equal to the average trailing 20-trading day market price of the institution’s common stock at the time of issuance. Participating institutions must agree to certain limitations on executive compensation, repurchases of junior preferred or common stock and increases in common stock dividend payments. The deadline for submitting an application to participate in the Program was November 14, 2008. On December 23, 2008, S&T announced it had received preliminary approval of its $109 million application to participate in the UST Capital Purchase Program. The approval is subject to certain conditions and the execution of definitive agreements.

Financial Condition

S&T’s total assets averaged $3.8 billion in the first nine months of 2008 and $3.3 billion for the 2007 full year average. Average loans increased $391.4 million and average securities, other investments and federal funds sold increased $14.4 million in the first nine months of 2008 as compared to the 2007 full year average. Average deposits increased $199.9 million and average borrowings increased $217.1 million during the nine months ended September 30, 2008 as compared to the 2007 full year average.

S&T’s principal executive offices are located at 800 Philadelphia Street, Indiana, Pennsylvania 15701. The telephone number is 800-325-2265.

RISK FACTORS

Investment in our securities involves risk. Before investing in our securities, you should carefully consider the risks described under the heading “Item 1A—Risk Factors” in Part I of our most recent Annual Report on Form 10-K. These risk factors may be updated in our Quarterly Reports on Form 10-Q, which are also incorporated by reference into this prospectus. See “Where You Can Find More Information” below. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the risk factors referenced above and the cautionary statements referred to in “Special Note regarding Forward-Looking Statements” immediately below.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to” or other similar words. You should not place undue reliance on these forward looking statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus or the documents incorporated by reference herein. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

These forward-looking statements are based on current expectations, estimates and projections about S&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, all of which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

S&T BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors on May 1, 2004. On December 15, 2008, the Board of Directors amended the Plan to increase maximum number of shares of Common Stock for issuance under the Plan from 500,000 to 1,000,000.

DESCRIPTION OF THE PLAN

Following, in question and answer form, is a description of the Plan. Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of Common Stock, if and when declared by our Board of Directors.

PURPOSES, ADVANTAGES AND DISADVANTAGES

1. What is the purpose of the Plan?

The Plan provides Shareholders with a simple, convenient and economical method to purchase Common Stock by reinvesting their cash dividends in additional shares of Common Stock. Shareholders may also invest in Common Stock through Additional Investments of not less than $50.00 per month and not more than $5,000.00 per month. Shareholders making Additional Investments through the Plan do not pay any brokerage commissions, service charges or other expenses. Persons who are not currently Shareholders may make an Initial Investment of not less than $250.00 and not more than $5,000.00 or by authorizing the Plan Administrator to automatically deduct at least five $50.00 monthly payments from your U.S. bank account to purchase shares of Common Stock under the Plan. Persons making an Initial Investment will pay a service fee (described in Question 7) in addition to the Initial Investment; however, this service fee will be waived if the Person sets up the account for automatic monthly investment through electronic funds transfer. The Plan is intended to benefit long-term investors who want to increase their investment in Common Stock.

2. What are the advantages and disadvantages of the Plan?

The primary advantages of participating in the Plan are as follows:

•	You may automatically reinvest cash dividends in additional shares of Common Stock.

•

You also may invest in shares of Common Stock by making an Initial Investment or Additional Investments (together, the “Investments”), subject to monthly and annual minimum and maximum amounts. You may make Investments occasionally or at regular intervals, and regardless of whether you currently own Common Stock or are a new investor.

•	Shares of Common Stock purchased with reinvested dividends or Additional Investments under the Plan will be issued without brokerage commissions or other charges.

•

All of your dividends under the Plan are subject to full reinvestment because your account will be credited with the purchase of whole shares as well as fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. All dividends will be used to purchase additional shares of Common Stock.

•

The Plan offers a share safekeeping service that allows you to deposit your Common Stock certificates with the Plan Administrator (as defined in Question 3 below) at no cost. Shares of Common Stock deposited for safekeeping will be credited to your account.

•	Quarterly statements will be mailed to you showing all Plan transactions completed, the number of shares purchased under the Plan and the price paid per share.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in shares of Common Stock purchased under the Plan is not different from any other investment in shares that you purchase in the open market. We cannot assure you of a profit or protect against a loss on shares purchased under the Plan. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•

If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of Common Stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See “Federal Tax Consequences.”

•

You will have no control over the price or specific timing of purchases and sales of Common Stock under the Plan. The purchase price for shares of Common Stock purchased under the Plan may exceed the price of acquiring shares of Common Stock in the open market at any given time on the actual purchase date.

•

We may, in our sole discretion, without prior notice, change our determination as to whether shares of Common Stock will be purchased by the Plan Administrator directly from us or through open market purchases.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you.

•	You will be assessed a service fee (described in Question 7) for the Initial Investment.

•	You will be assessed service fees (described in Question 7) for the sale of shares by the Plan Administrator.

•	You will be assessed service fees (described in Question 7) for having your shares issued to you in certificate form.

•

You will be assessed a maintenance fee (described in Question 7), payable through the sale of the requisite number of shares in your account, in each quarter that the market value of your account is less than $250.00. However, this fee will be waived at any time the account is set up for automatic monthly investment through electronic funds transfer.

ADMINISTRATION

3. Who administers the Plan for Participants?

American Stock Transfer & Trust Company, LLC, transfer agent for S&T, administers the Plan (the “Plan Administrator”). As the agent for participants in the Plan (“Participants”), the Plan Administrator establishes individual accounts, maintains records on investments, purchases and sales, and sends quarterly statements containing summaries of the account for each Participant. The Plan Administrator also performs other duties related to the Plan, including the safekeeping of shares purchased for Participants. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for Common Stock. (See Question 24 for additional information regarding the responsibilities of the Plan Administrator.)

All correspondence relating to the Plan should include your tax ID number and be directed to:

S&T Bancorp, Inc.

c/o American Stock Transfer & Trust Company, LLC

Dividend Reinvestment Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Telephone inquiries may be directed to the Plan Administrator at 877-476-4386.

The internet address for the Plan Administrator is: www.amstock.com

Other inquiries regarding S&T should be directed to S&T’s Investor Relations Department at (724) 465-1487.

PARTICIPATION IN THE PLAN

4. Who is eligible to participate in the Plan?

If you already own Common Stock and the shares are registered in your name, you may participate in the Plan by returning the Authorization Form (as described in Question 5) to the Plan Administrator and enrolling Common Stock worth at least $250.00 in the Plan for dividend reinvestment.

If you own Common Stock in “street name” through a brokerage, bank or other intermediary account, you may participate in the Plan by enrolling Common Stock worth at least $250.00 in the Plan for dividend reinvestment. To do so, you must request your broker, bank or other nominee in whose name your shares are held to have the shares registered in your name and submit the Authorization Form to the Plan Administrator requesting the Common Stock be transferred to the Plan.

If you do not currently own any shares of Common Stock, you can participate in the Plan by making an Initial Investment of at least $250.00 directly through the Plan or if you wish to purchase through a broker, bank or other nominee, have your broker, bank or nominee contact the Plan Administrator for instructions on how to participate on your behalf. You will be assessed a service fee (described in Question 7) for the Initial Investment; however, this fee will be waived if your account is set up for automatic monthly investments through electronic funds transfer.

Your right to participate in the Plan cannot be transferred directly to another person. However, you may transfer your shares of Common Stock to another person by withdrawing those shares from the Plan. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of our Common Stock.

We reserve the right to deny or terminate participation of any Shareholder residing in a jurisdiction in which their participation in the Plan would be unlawful or if we otherwise deem it advisable under any applicable law or regulation.

5. How do I become a Participant in the Plan?

After being furnished with a copy of this prospectus, you may become a Participant in the Plan at any time by signing the Authorization Form and returning it to the Plan Administrator. A copy of the Authorization Form is enclosed with this prospectus. All plan materials, including authorization forms, as well as other plan forms and this prospectus are available by contacting the Plan Administrator at the address set forth in Question 3.

The Authorization Form will appoint the Plan Administrator as your agent and direct us to pay to the Plan Administrator cash dividends on your Common Stock that you own and are credited to your Plan account. The Authorization Form directs the Plan Administrator to purchase on the relevant date of reinvestment of dividends (the “Dividend Reinvestment Date”) additional shares of Common Stock with such dividends. The Authorization Form also directs the Plan Administrator to purchase on the relevant date of the investment (the “Investment Date”) additional shares of Common Stock for any Investments that you choose to make (subject to the minimum and maximum amounts described in Question 6). The Plan Administrator will continue to automatically reinvest all subsequent dividends on shares that are held in your Plan account unless you specify otherwise by contacting the Plan Administrator, you withdraw from the Plan, or the Plan is terminated.

Your Authorization Form must be received by the Plan Administrator prior to a dividend record date (dividend record dates for common stock normally are expected to be the 1st day of April, July and October and the 31st day of December)(the “Dividend Record Date”) in order for new Participants to reinvest the related dividend. If your Authorization Form had not been received prior to a Dividend Record Date, the dividend will be paid to you in cash and the reinvestment of your dividends under the Plan will begin with the next dividend payment.

6. How do I make Initial Investments and Additional Investments in the Plan?

By Mail

If you do not already own shares of Common Stock, you can send a check or money order to the Plan Administrator of not less than $250.00 and not more than $5,000.00 for an Initial Investment, along with an Authorization Form. You will be charged a service fee (described in Question 7), which must be added to the Initial Investment. If you already own shares of Common Stock and participate in the Plan you can send a check or money order to the Plan Administrator of not less than $50.00 and not more than $5,000.00 for Additional Investments.

All checks or money orders for Investments should be made payable to “American Stock Transfer & Trust Company, LLC, Plan Administrator.” Please include your tax ID and telephone number on any check (or other instrument) for any Investments.

By Electronic Transfer

You may make Investments by electronic transfer of funds from a pre-designated bank account. You may also make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from such bank account by electronic funds transfer, by contacting the Plan Administrator. Funds will be withdrawn from your bank account on the 10th day of each month (or the next following business day if the 10th is not a business day). You may change your automatic withdrawal by writing to the Plan Administrator.

By Internet

You may make an Investment online via the Internet by logging on to www.amstock.com. Click on “Invest Online” and then “All Plans.” Choose “S&T Bancorp” and select “Invest Now.” Follow the wizard, which will guide you through the six-step process. You will receive an e-mail confirming receipt of your transaction as soon as you complete the wizard, as well as an e-mail within two business days confirming the number of shares purchased and the price.

No interest will be paid on amounts held pending investment.

S&T reserves the right, in its sole discretion, to determine who is an owner for determining the maximum Investments per month. S&T may require evidence satisfactory to it in its sole discretion to demonstrate that the limitation is being observed. If a Participant is a “qualified plan” under Section 401 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) for which there are individual account beneficiaries, the limitation applies as to each beneficiary of the Participant.

7. Are there any fees for participating in the Plan?

If you participate in the Plan, there are fees for making an Initial Investment, selling shares and issuing certificates. These fees described below apply to the transactions in your account. Except as described in this prospectus, S&T pays for all other costs of administering the Plan.

Initial Investment	$15.00 per transaction

Certificate Issuance	$25.00 per occurrence

Sale of Shares	$15.00 per transaction, plus $.10 per share

Low Balance	$25.00 per quarter if fair market value of shares in the account is less than $250.00 at the end of the quarter

As disclosed above, if the fair market value of the shares in your account is less than $250.00 at the end of any calendar quarter, you will be charged a maintenance fee, which will be payable through the sale of the requisite number of shares in your account. However, this fee will be waived at any time your account is set up for automatic monthly investments through electronic funds transfer. The fees pertaining to selling shares (described above and in Question 16) and related federal tax consequences (described in Question 20) will also apply.

S&T reserves the right to change the fees at its discretion, and will communicate any changes to you prior to implementation.

PURCHASES

8. How many shares of Common Stock will be purchased for the Participants?

If you participate in the Plan, the number of shares to be purchased depends on the amount of your dividends, Investments or both, and the market price of the Common Stock. Your account will be credited with that number of shares, including fractional shares computed to three (3) decimal places, equal to the total amount to be invested divided by the applicable purchase price per share. (See Question 10 for the pricing of shares.)

9. What is the source of shares of Common Stock to be purchased under the Plan?

All dividends reinvested through the Plan and all funds for Investments will be used to purchase shares of Common Stock directly from us or, at our election, in the open market or in privately negotiated transactions. If shares are purchased in the open market, we will use an Agent as the term is defined in the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), to make the purchases. We may change our determination regarding the source of shares to be purchased at any time without notice to Participants. Shares purchased directly from us will consist of newly issued shares or shares held in treasury.

10. At what price will shares of Common Stock be purchased under the Plan?

Pricing of shares purchased in the open market: For any Plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising the Plan purchase order in which your shares were included. The Agent will use its discretion to execute purchase orders in the open market transactions so as to achieve “best execution” for each aggregate Plan order. For this purpose, the Agent may fill each aggregate Plan order in more than one trade or on more than one day.

Pricing of shares purchased directly from S&T: For any Plan shares purchased directly from S&T, your purchase price per share will be the average of the closing bid and ask prices quoted on the Nasdaq Global Select Market (“Price”) on the day the shares are purchased. For quarterly reinvestment of dividends, your Price per share will be determined on the dividend payment date. If S&T common stock does not trade on the Nasdaq Global Select Market on the day on which the shares are to be priced, then the price per share will be the price on the previous business day.

State law prohibits the sale of shares at a per share price that is less than the $2.50 par value of the Common Stock. If the Price is less than the par value, any Investments or dividends will be returned or forwarded to the Participants.

11. When will the shares of Common Stock be purchased?

Purchases will be made as soon as practicable after the receipt by the Plan of any dividends or Investments. Any funds not invested by the Plan in Common Stock within thirty (30) days of receipt will be promptly returned to you. Participants will become the owners of the shares purchased for them under the Plan at the Dividend Reinvestment Date or Investment Date on which such shares are purchased; however, for federal income tax purposes, the holding period will begin the following day. (See Question 20.)

12. Will I receive certificates for shares of Common Stock purchased under the Plan?

You will not receive certificates for shares of Common Stock purchased under the Plan. For your convenience and at no cost to you, the Plan Administrator will register shares of Common Stock purchased under the Plan in your name in non-certificated form and maintain them in your account. This protects your shares against loss, theft or accidental destruction. You may, however, request a stock certificate from the Plan Administrator for a service fee (described in Question 7) at any time for any whole shares owned by you under the Plan. Each certificate issued will be registered in the name or names in which the account is maintained, unless you instruct otherwise in writing. If the certificate is to be issued in a name other than the name on your account, you must have your signature Medallion guaranteed by a commercial bank or broker. Any remaining full and fractional shares will continue to be credited to the Participant’s account. Certificates for fractional shares of Common Stock will not be issued under any circumstances.

You may not pledge or assign shares of Common Stock credited to your account and any attempt to pledge or assign shares will be void. If you wish to pledge or assign shares of Common Stock credited to your account, you must first withdraw such shares from the account. (See Question 16 for withdrawal.)

DIVIDENDS

13. How and when will my cash dividends be reinvested?

The Plan Administrator will receive dividends for all shares held in the Plan on the Dividend Record Date, and credit such dividends to the Participants’ accounts on the basis of full and fractional shares. Such dividends will be automatically reinvested in Common Stock as described in Question 11.

14. Is partial dividend reinvestment possible under the Plan?

Partial dividend reinvestment is not permitted except where and to the extent that total reinvestment is prohibited by law or government order. Except in such cases, automatic reinvestment must be elected for all shares registered in Participant’s name, including all shares acquired through the Plan.

REPORTS TO PARTICIPANTS

15. How do I keep track of my account’s activity?

The Plan Administrator maintains a separate account for each Participant. All shares of Common Stock purchased for you under the Plan will be credited to your Plan account. Each quarter, following the regular quarterly dividend date, the Plan Administrator will mail to you an account statement. The statement will summarize the transactions in your account, indicate the number of shares purchased for you under the Plan and the price per share paid. These statements will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, you will receive copies of S&T’s annual and quarterly reports to shareholders and proxy statements.

WITHDRAWALS, SALE OF SHARES AND TERMINATION

16. How may I withdraw or sell shares held in my Plan account?

You may withdraw any or all whole shares credited to your Plan account at any time by notifying the Plan Administrator and specifying the number of shares you want to withdraw. Certificates for the number of whole shares that you requested to be withdrawn will be issued and registered in your name. You will be charged a service fee (described in Question 7) for each occurrence of a certificate issuance.

Upon your request, the Plan Administrator, through the Agent, will sell all or a portion of the shares credited to your Plan account and remit the proceeds, less any related brokerage commissions, service fees and applicable withholding or transfer taxes, if any, to you. The Plan Administrator will instruct the Agent to sell the shares in the open market at the prevailing market price within ten (10) business days after receipt of the request or as soon as otherwise practicable.

You should be aware that the Plan is not intended as a market timing vehicle and that you will not have the power to control the timing or at the price shares are sold. You will bear the market risk associated with any decrease in the price of the Common Stock during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale in the open market. Instructions that are sent to the Plan Administrator to sell shares may not be rescinded.

Alternatively, you may sell your shares through a stockbroker of your choice or privately. In either case, you should request certificates for your shares as described above and, upon receipt, proceed as you would to sell any other stock for which you have certificates.

You may request a termination of your account, an issuance of certificated shares or a sale of some or all of your shares via the Internet at www.amstock.com by accessing your account using your 10-digit account number and your Social Security Number or by calling the Plan Administrator at 877-476-4386 and following the menu prompts.

17. What happens to any fractional shares when a Participant withdraws all of his or her shares from the Plan?

If a Participant withdraws all of his or her shares from the Plan, any fractional shares in the Participant’s Plan account will be sold based upon the Price for the date of termination. The Plan Administrator will promptly send to the Participant, a cash payment for the proceeds, less brokerage commissions, service fees and transfer taxes, if any.

18. How can I terminate the reinvestment of dividends?

You may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator. Any notice of termination received after the Dividend Record Date will not be effective until such dividend has been reinvested in Common Stock and the shares purchased have been credited to the Participant’s Plan account.

19. How can I terminate participation in the Plan?

You may close your Plan account at any time by giving notice to the Plan Administrator. As soon as practicable following the termination, the Plan Administrator will send to you a certificate for the number of whole shares in your account and a check for the fractional shares. If you so request, the Plan Administrator will sell all of the shares held in your account in the manner described in Question 16.

Your account will normally be closed within thirty (30) calendar days after the Plan Administrator receives your written notice. If the request to close your account is received on or after the Dividend Record Date but three business days prior to the Dividend Payable Date, cash dividends paid with respect to that Dividend Record Date will be paid in cash for your account. Requests received after that date will result in dividends being reinvested, and all subsequent dividends being paid out in cash on all share balances.

After closing your account, all dividends will be paid to you in cash unless you choose to rejoin the Plan, which you may do at any time by completing and returning to the Plan Administrator an Authorization Form as described in Question 5.

FEDERAL TAX CONSEQUENCES

20. What are the federal income tax consequences of participation in the Plan?

The following is a brief summary of the federal income tax consequences of participation in the Plan. It does not address all potentially relevant federal tax matters, including considerations to a person or entity subject to special provisions of the federal tax law. You are urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the Plan. You should retain your account statements for income tax purposes.

Reinvested Cash Dividends. Participants in the dividend reinvestment feature of the Plan will be treated for federal income tax purposes as having received on the Dividend Reinvestment Date, a distribution in an amount equal to the market price of the shares of Common Stock acquired with the reinvested dividend. With respect to reinvested cash dividends used to purchase shares on the open market, you will also be treated for federal income tax purposes as having received a distribution in an amount equal to your proportionate share of any trading fees paid by us to obtain those shares on the open market. These distributions will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for federal tax purposes. Shares acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, increased by any trading fees treated as dividend income to you.

Cash Investments. The purchase of Common Stock pursuant to the Plan with additional cash payments generally will not result in taxable income to you except to the extent of any trading fees paid by us. Shares acquired with Investments will have a tax basis equal to the amount of the Investments made by the Participants.

Holding Period. The holding period for a share of Common Stock (including fractional shares) purchased through the Plan generally will begin on the date following the day on which the shares are credited to the Participant’s account.

Receipt of Certificates. You will not realize any taxable income as a result of the receipt of certificates for whole shares of Common Stock credited to your account, either upon request for those shares or upon withdrawal from participation in, or termination of, the Plan.

Sale of Shares. You will generally recognize gain or loss when shares acquired under the Plan (including fractional shares) are sold at your request through the Plan Administrator or are sold after withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between: (i) the amount which you receive for the shares (or a fractional of a share) and (ii) the tax basis thereof. Any profit or loss you incur should be reflected when you file your income tax returns.

Backup Withholding. If you are subject to backup withholding, dividends reinvested will reflect a reduction for the amount of tax required to be withheld.

OTHER INFORMATION

21. If S&T has a rights offering, stock split or stock dividend related to the Common Stock, how will my entitlement be computed?

In the event that we initiate a rights offering to purchase additional shares of Common Stock or other securities, participation will be based on both the shares registered in Participants’ names and the shares (including fractional shares) credited to Participants’ accounts. Any stock dividends or stock splits that we distribute on shares of Common Stock held for you by the Plan Administrator will be credited directly to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any rights offering, stock split, stock dividends or other similar corporate actions.

22. How can I vote my shares of Common Stock in my Plan account at a Shareholder meeting?

You will receive proxy materials for all full shares of Common Stock held in your Plan account. You may vote your shares either by proxy or in person at any meeting of Shareholders.

23. What procedures should be followed to pledge or assign shares held in the Plan?

A Participant who wishes to pledge or assign shares credited to his or her account must request withdrawal of such shares as described in Question 16.

24. What are the responsibilities of S&T and the Plan Administrator?

In additional to duties described in Question 3, the Plan Administrator receives the Participants’ dividend payments and Investments, invests such amounts in additional shares of Common Stock, maintains records of each Participant’s account, and informs Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of an agent for the Participants.

The Plan Administrator will mail all notices to you at your last address of record, which will satisfy the Plan Administrator’s responsibility to give notice. Therefore, Participants must promptly notify the Plan Administrator of any change of address.

Neither we nor the Plan Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Plan Administrator, any claims of liability (i) arising out of the failure to terminate any Participant’s account upon such Participant’s death or incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, and (ii) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s account and the times at which such purchases or sales are made.

25. Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time. We will send to you written notices of any modifications or amendments as soon as practicable after we make any such modification or amendment. We will also send to you written notices of any suspension or termination, but the absence of notification will not affect the effectiveness of suspension or termination. We also reserve the right to change any administrative procedures of the Plan. The Plan Administrator may appoint a successor Plan Administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan, as we deem necessary or desirable in connection with its operation.

PLAN OF DISTRIBUTION

The Common Stock being offered by this prospectus is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either newly issued shares or shares held in treasury by S&T, directly from us, or at our option, by an Agent in the open market. S&T’s Agent is American Stock Transfer & Trust Company, LLC (described in Question 3). As of the date of this prospectus, shares of Common Stock purchased for Participants under the Plan are being acquired in the open market. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three-month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources to maintain our targeted capital structure, shares of Common Stock purchased for the Participants under the Plan will be purchased in the open market, subject to the limitation on changing the source of shares of Common Stock referred to above.

Persons who acquire shares of our Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (“Securities Act”). We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our Common Stock under the Plan, other than for Initial Investments, for which you will pay a service fee. Upon withdrawal by a Participant from the Plan by means of the sale of shares of our Common Stock held under the Plan, the Participant will receive the proceeds of that sale less a transaction fee and any required tax withholdings or transfer taxes.

Common Stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or any other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of Common Stock under the Plan for general corporate purposes, which may include investing in, or extending credit to, our subsidiaries, or possible acquisitions.

Pending such use, we may temporarily invest the net proceeds from the sale of Common Stock under the Plan. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

LEGAL MATTERS

Arnold & Porter LLP, special counsel to S&T, has rendered an opinion regarding the validity of Common Stock to be issued or sold by S&T pursuant to the Plan, that such stock has been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

EXPERTS

The consolidated financial statements of S&T Bancorp, Inc. incorporated by reference in S&T Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and S&T Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included therein, have been audited by KPMG LLP, an independent registered accounting firm, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of S&T Bancorp, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006, included in S&T Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care as the information set forth in this prospectus. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering of Common Stock pursuant to the Plan is completed:

(a)	S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	S&T’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c)	S&T’s Current Reports on Form 8-K or 8-K/A filed on January 31, 2008; March 4, 2008; March 18, 2008; April 21, 2008; April 22, 2008; May 13, 2008; May 21, 2008; May 22, 2008; June 9, 2008; June 17, 2008; August 18, 2008; September 16, 2008; December 16, 2008; December 23, 2008 and January 2, 2009; and

(d)	the description of the Registrant’s common stock contained in the Registrant’s Form 8-K, dated January 31, 2008, and any amendment or report filed for the purpose of updating such description.

All documents filed by S&T after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of S&T’s Common Stock offered hereby has been sold or which withdraws from registration such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and be a part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

WHERE YOU CAN FIND OUT MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 107 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at http://www.stbancorp.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

You may request a copy of any of these filings, at no cost, by writing to or telephoning us at the following address:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

800-325-2265

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the fees and expenses payable by S&T in connection with the offer and sale of the Common Stock. All items are estimated except the Registration Statement filing fees:

SEC registration fees	$659
Printing and engraving expenses	5,000
Legal fees and expenses	45,000
Accounting fees and expenses	11,200
Plan administrator fees and expenses	1,000
Miscellaneous	2,500

Total	$65,359

Item 15.	Indemnification of Directors and Officers

Section 1741 of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V of S&T’s by-laws provides indemnification of directors and officers of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s by-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the PBCL described above and Section 501(4) of the by-laws of S&T.

Item 16.	Exhibits

The exhibits listed on the Index of Exhibits on page II-7 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

7.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on January 2, 2009.

S&T BANCORP, INC.

By:	/S/ ROBERT E. ROUT
Robert E. Rout
Senior Executive Vice President,
Chief Financial Officer,
Chief Administrative Officer, and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Principal Officers:

* Todd D. Brice	President and Chief Executive Officer (Principal Executive Officer) and Director

/S/ ROBERT E. ROUT Robert E. Rout	Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary (Principal Financial and Accounting Officer)	Date: January 2, 2009

* James C. Miller	Chairman of the Board

Directors:

* John N. Brenzia	Director

* Thomas A. Brice	Director

* John J. Delaney	Director

* Michael J. Donnelly	Director

* William J. Gatti	Director

* Jeffrey D. Grube	Director

* Frank W. Jones	Director

* Joseph A. Kirk	Director

* David L. Krieger	Director

* James V. Milano	Director

Christine J. Olson	Director

* Alan Papernick	Director

* Robert Rebich, Jr.	Director

* Charles A. Spadafora	Director

* Charles G. Urtin	Director

*By:	/s/ ROBERT E. ROUT	Dated: January 2, 2009
Robert E. Rout, Attorney-in-Fact pursuant to Power of Attorney filed herewith.

INDEX OF EXHIBITS

Exhibit 4.1	Provisions of the Articles of Incorporation of S&T Bancorp, Inc. defining the rights of security holders, incorporated herein by reference to the Current Report on Form 10-K, dated January 31, 2008.

Exhibit 4.2	Dividend Reinvestment and Stock Purchase Plan of S&T Bancorp, Inc., is set forth in full in the prospectus to which reference is hereby made.

Exhibit 5	Opinion of Arnold & Porter LLP with respect to the legality of the Common Stock being registered, filed herewith.

Exhibit 23.1	Consent of KPMG LLP, independent registered public accounting firm, filed herewith.

Exhibit 23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, filed herewith.

Exhibit 23.3	Consent of Arnold & Porter LLP, contained in their opinion filed as Exhibit 5 hereto.

Exhibit 24	Powers of Attorney of certain officers and directors of S&T, filed herewith.